Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-3, No. 333-160618) and related Prospectus of Pike Electric Corporation for the registration of $250,000,000 of its common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our reports dated September 4, 2008, with respect to the consolidated financial statements and schedule of Pike Electric Corporation, and the effectiveness of internal control over financial reporting of Pike Electric Corporation, included in its Annual Report (Form 10-K) for the year ended June 30, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Greensboro, North Carolina
August 31, 2009